Exhibit 4.5
EXECUTION COPY
AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT
     AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT (this “Amendment”) dated as of April 2, 2008 (the “Amendment Date”) by and among (1) CICC Sun Company Limited, a company incorporated under the laws of the British Virgin Islands (“CICC”), (2) Carlyle Asia Growth Partners III, L.P., a limited partnership formed under the laws of the Cayman Islands (“CAGP”), (3) CAGP III Co-Investment III, L.P. (“CAGP Co-Invest”, together with CAGP, “Carlyle”), (4) Liu Haifeng, a PRC citizen with passport number G19230849, (5) Steve Sun, a US citizen with passport number 203018867, (6) Yang Jianyu, a PRC citizen with passport number G04036294, (7) Bona Liu, a New Zealand citizen with passport number EA713283, (8) Our Medical Services, Ltd., a company formed under the Laws of the British Virgin Islands, (9) Ascendium Group Limited, a company formed under the Laws of the British Virgin Islands, (10) Shenzhen Aohua Medical Services Co., Ltd. a Sino-foreign joint venture formed under the laws of the PRC, and (11) Concord Medical Services Holdings Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”).
W I T N E S S E T H :
     WHEREAS, the parties hereto entered into a Share Subscription Agreement dated as of February 5, 2008 (the “Agreement”) pursuant to which the Company agreed to issue and sell to each of CICC and Carlyle and each of CICC and Carlyle agreed to subscribe for certain shares of the Company on the terms and conditions set forth in the Agreement;
     WHEREAS, the parties hereto desire to amend the Agreement to reflect the changes set forth herein.
     NOW, THEREFORE, the parties hereto agree as follows:
     Section 1. Amendments. (a) The Agreement is amended by adding the following definition to Section 1.01:
     “Conversion Ratio” means the number of Ordinary Shares into which one Series A Share is convertible pursuant to the Amended and Restated Memorandum and Articles.
     (b) The Agreement is amended by replacing the existing Sections 3.01(b)(iii) and 3.01(b)(iv) with the following new Sections 3.01(b)(iii) and 3.01(b)(iv):

     (iii) Carlyle shall have the right, at its sole option, to convert the Mandatory Convertible Loan into a number of Series A Shares (the “Conversion Shares”) as follows:
     (A) Carlyle shall have the right, at its sole option, to convert the Mandatory Convertible Loan into the Conversion Shares at any time during a period starting from (and including) the day which immediately follows the Closing Date to (and including) August 31, 2008. If Carlyle exercises such conversion right, the Mandatory Convertible Loan shall be converted into a number of Conversion Shares equal to (x) the Pre-Conversion Shares multiplied by (y) a ratio, the numerator of which is the Mandatory Loan Conversion Amount, and the denominator of which is equal to (I) RMB1,100,000,000 minus (II) the Mandatory Loan Conversion Amount, divided by (z) the then-effective Conversion Ratio; and
     (B) Carlyle shall have the right, at its sole option, to convert the Mandatory Convertible Loan into the Conversion Shares at any time during a period starting from (and including) the date on which the 2008 Audited Financial Statements are completed to (and including) April 29, 2009. If Carlyle exercises such conversion right, the Mandatory Convertible Loan shall be converted into a number of Conversion Shares equal to (x) the Pre-Conversion Shares multiplied by (y) a ratio, the numerator of which is the Mandatory Loan Conversion Amount, and the denominator of which is equal to (I) 10 times of the 2008 Net Income (as defined below) minus (II) the Mandatory Loan Conversion Amount, divided by (z) the then-effective Conversion Ratio.
     (iv) If the IPO Date occurs after August 31, 2008 but prior to the completion of the 2008 Audited Financial Statements and the Mandatory Convertible Loan is outstanding as of the IPO Date, the Mandatory Convertible Loan shall be automatically converted, on the IPO Date, into a number of Series A Shares equal to (x) the Pre-Conversion Shares multiplied by (y) a ratio, the numerator of which is the Mandatory Loan Conversion Amount, and the denominator of which is equal to (I) 10 times the projected consolidated after-tax net income of the Company for the Company’s fiscal year ending December 31, 2008, as disclosed to the public in the IPO (provided that the result of the calculation in this clause (I) shall not exceed (a) the number of the outstanding Ordinary Shares immediately prior to the IPO Date multiplied by (µ) the lower end of the last price range disclosed to the public in

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connection with the IPO) minus (II) the Mandatory Loan Conversion Amount, divided by (z) the then-effective Conversion Ratio.
     (c) The Agreement is amended by replacing the existing Section 3.02 with the following new Section 3.02:
     Section 3.02. Optional Additional Investment. If the Company has not exercised the Mandatory Additional Investment Right by March 31, 2008, Carlyle shall have the right (the “Optional Additional Investment Right”) to purchase and subscribe for, at any time by August 31, 2008, a number of Series A Shares (the “Additional Carlyle Purchased Shares”) for US$20,000,000. The Additional Carlyle Purchased Shares shall equal to (x) the number of outstanding Ordinary Shares as of the date of such purchase immediately prior to the consummation of such purchase, calculated on a Fully-Diluted basis (which for the purposes of this Section 3.02 shall exclude any Ordinary Shares issuable upon the exercise of any employee stock options), multiplied by (y) a ratio, the numerator of which is equal to the RMB equivalent of US$20,000,000 calculated with the spot exchange rate between US dollars and RMB as quoted by the People’s Bank of China on the date of such purchase (the “Additional Carlyle Purchase Price”), and the denominator of which is equal to (i) RMB1,100,000,000 minus (ii) the Additional Carlyle Purchase Price, divided by (z) the then-effective Conversion Ratio. In order to exercise the Optional Additional Investment Right, Carlyle shall deliver a written notice to the Company no later than 5 Business Days prior to the proposed purchase date set forth in such notice.
     (d) The Agreement is amended by replacing the existing Section 4.04(a) with the following new Section 4.04(a):
     (a) transfer to Carlyle free of charge a number of Ordinary Shares equal to (x) the Conversion Shares or the Additional Carlyle Purchased Shares, as applicable, multiplied by (y) the Conversion Ratio effective on the date the Mandatory Convertible Loan is converted to Conversion Shares or the date Carlyle purchases the Additional Carlyle Purchased Shares, as applicable, multiplied by (z) a ratio, the numerator of which is equal to (i) RMB1,100,000,000 minus (ii) 10 times the 2008 Net Income, and the denominator of which is equal to (I) 10 times the 2008 Net Income minus (II) the Mandatory Loan Conversion Amount or the Additional Carlyle Purchase Price, as applicable; and
     Section 2. Effect of Amendment. Except as amended by this Amendment, the Agreement shall remain unchanged and in full force and effect. From and after the Amendment Date, each reference to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings

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of every kind and nature shall be deemed to mean the Agreement as amended by this Amendment, except as is otherwise expressly stated.
     Section 3. General. (a) This Amendment shall be binding on the successors and permitted assigns of the parties hereto; (b) this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereunder and shall be subject to the jurisdiction of the courts in the State of New York; (c) this Amendment may be executed in more than one counterpart, each of which shall be deemed an original and any counterpart so executed shall be deemed to be one and the same instrument; (d) each party hereto acknowledges that the parties hereto have participated jointly in the negotiation and drafting of this Amendment, and in the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Amendment; (e) if any part of any provision of this Amendment shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Amendment; and (f) each party hereto acknowledges that the remedies at law of the other parties hereto for a breach or threatened breach of this Amendment would be inadequate and, in recognition of this fact, any party hereto, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
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EXECUTION COPY
     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

CONCORD MEDICAL SERVICES HOLDINGS LTD.
By:	/s/ Yang Jianyu
	Name:	Yang Jianyu
Title:

ASCENDIUM GROUP LIMITED
By:	/s/ Yang Jianyu
	Name:	Yang Jianyu
Title:

OUR MEDICAL SERVICES LTD.
By:	/s/ Yang Jianyu
	Name:	Yang Jianyu
Title:

SHENZHEN AOHUA MEDICAL SERVICES CO., LTD.
By:	/s/ Yang Jianyu
	Name:	Yang Jianyu
Title:

/s/ Liu Haifeng
Liu Haifeng, in his individual capacity

/s/ Steve Sun
Steve Sun, in his individual capacity

/s/ Yang Jianyu
Yang Jianyu, in his individual capacity

/s/ Bona Liu
Bona Liu, in her individual capacity

CICC SUN COMPANY LIMITED
By:	/s/ Shirley Shiyou Chen
	Name:	Shirley Shiyou Chen
Title:

CARLYLE ASIA GROWTH PARTNERS III, L.P.
By:	CAGP General Partner, L.P., as its General Partner

By:	CAGP, Ltd., as the General Partner of CAGP General Partner, L.P.

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director

CAGP III CO-INVESTMENT, L.P.
By:	CAGP General Partner, L.P., as its General Partner

By:	CAGP, Ltd., as the General Partner of CAGP General Partner, L.P.

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director